Exhibit 99.1

For release: January 9, 2009, 6:00 am EST	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier Reports Fiscal First Quarter 2009 Results
~ Posts loss per share of ($0.20) ~
~ Implements plan to improve liquidity, optimize cost structure, reduce capex ~
     Lake Oswego, Oregon, January 9, 2009 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal first quarter ended November 30, 2008.
Financial Summary
Fiscal First Quarter Results:
•	Revenues for the first quarter were $256 million, down $30 million versus the prior year’s first quarter.

•	Net loss for the quarter was $3.3 million, or $.20 per diluted share, compared to net earnings of $2.6 million, or $.16 per diluted share, in the prior year’s first quarter.

•	Results for the first quarter of 2009 included a non-cash charge to “interest and foreign exchange expense” of $1.2 million pre-tax, $.6 million after-tax, or $.04 per diluted share.

•	EBITDA for the quarter was $12.5 million, or 4.9% of revenues, compared to $24.5 million, or 8.6% of revenues in the first quarter of 2008.

•	Selling and administrative costs were $16.0 million for the quarter, or 6.2% of revenues, versus $20.2 million or 7.0% or revenues for the same quarter last year.
Liquidity:
•	The Company had approximately $98 million of committed additional borrowing capacity and $19 million of cash as of November 30, 2008.

•	Borrowings outstanding as of January 8, 2009 on the Company’s revolving credit facilities are approximately $106 million, a reduction of $40 million from November 30, 2008; cash balances remain substantially unchanged. This reduction in borrowings increases current committed additional borrowing capacity to approximately $138 million.

•	The quarterly dividend has been reduced to $.04 per share.
Deliveries and Backlog:
•	New railcar deliveries in the first quarter of 2009 were approximately 800 units, compared to 1,900 units in the first quarter of 2008.

•	Greenbrier’s new railcar manufacturing backlog as of November 30, 2008 was 15,900 units valued at $1.39 billion, compared to 16,200 units valued at $1.44 billion as of August 31, 2008. Based on current production plans, approximately 2,900 railcar units included in backlog are scheduled for delivery in fiscal 2009.

•	Marine backlog as of November 30, 2008 was $190 million, compared to $200 million as of August 31, 2008.
Subsequent events:
•	Following the close of the quarter, the Company delivered its first tank cars to GE Railcar Services for the North American market.

First Quarter Results:
     Total revenues for the first quarter of fiscal 2009 were $256.1 million, down from $286.4 million in the prior year’s first quarter. Margin for the quarter was 7.0% of revenues compared to 12.5% of revenues in the prior comparable period. EBITDA was $12.5 million or 4.9% of revenues for the quarter, compared to $24.5 million or 8.6% of revenues in the prior year’s first quarter.
     Net loss for the first quarter of fiscal 2009 was $3.3 million, or $.20 per diluted share, compared to net earnings of $2.6 million, or $.16 per diluted share, in the prior year’s first quarter. The Company enters into currency hedge contracts to manage fluctuations in foreign currencies and protect margins on foreign currency sales in Europe. Although all the hedges are economically effective, during the quarter certain hedge contracts did not meet the requirements to be designated for hedge accounting treatment under Generally Accepted Accounting Principles. As such, the mark to market of these hedge contracts resulted in a non-cash charge to “interest and foreign exchange” of $1.2 million pre-tax, $.6 million after-tax, or $.04 per share. Effective in January, the Company intends to utilize hedge accounting for all of its hedge contracts.
     Revenues from the Company’s Refurbishment & Parts, Leasing & Services, and Marine manufacturing businesses accounted for 68% of total revenues for the quarter ended November 30, 2008, compared to 49% of revenues for the quarter ended November 30, 2007. The balance of revenues for each year was from new railcar manufacturing in North America and Europe. This ongoing shift in revenue mix is principally due to the Company’s strategic diversification efforts completed over the past several years.
     William A. Furman, president and chief executive officer, said, “Our results for the quarter reflect the difficult economic environment in which we currently operate. The less cyclical parts of our business, including Refurbishment & Parts, Leasing & Services, and Marine manufacturing, along with our European operations, have helped to dampen the effect of the downturn. However, the adverse impacts of weak railcar loadings, surplus railcars, and deferments in capital spending by our customers, along with resultant downward pricing pressures, affected all our business during the quarter. Dramatic recent reductions in commodity prices, which are expected to have a positive impact in the long run, adversely affected our Refurbishment & Parts segment during the quarter.”
     Revenue for the Refurbishment & Parts segment during the first quarter was $132.3 million, compared to $103.9 million in the first quarter of 2008. This segment consists of railcar repair and refurbishment, wheels services, and railcar parts from 39 locations in North America. The segment generated 52% of total Company revenues during the period, as revenue increased $28.4 million, or 27%, over the same period of last year. Most of this growth was from American Allied Railway Equipment Company (two wheel shops and one parts location) and Roller Bearings, Inc, (one parts location), both of which were acquired by Greenbrier in the second half of 2008. This increase was offset somewhat by lower scrap proceeds, which also contributed to lower segment margin this quarter.

     Gross margin for the Refurbishment & Parts segment was 9.8% of revenues, as compared to 15.3% of revenues in the prior comparable period. The gross margin decline was primarily due to a less favorable mix of repair and refurbishment work, and lower scrap proceeds. Recently, scrap prices have begun to strengthen from levels realized in the first quarter.
     For the Manufacturing segment, revenue for the first quarter was $102.7 million, compared to $159.2 million in the first quarter of 2008. New railcar deliveries during the first quarter were 800 units, down from 1,900 units in the same period last year, while the current period includes a product mix with higher per unit sale prices.
     Manufacturing gross margin for the first quarter was negative 4.1%, compared to positive 5.4% of revenues in the first quarter of 2008. Manufacturing gross margin continued to be adversely affected by lower production rates due to ongoing weak market demand, as well as a less favorable product mix, and higher cost materials purchased earlier in the year. In fiscal 2008, the Company accrued loss reserves for certain railcars in backlog, where the anticipated cost to produce the railcars exceeded the sales price. These 2008 reserves were adjusted by $0.5 million in the first quarter, based on current expectations.
     The Leasing & Services segment includes results from the Company’s owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 137,000 railcars. Revenue for this segment was $21.1 million, compared to $23.3 million in the same quarter last year. Leasing & Services gross margin for the quarter was 43.6% of revenue, compared to 48.8% of revenue in the same quarter last year. The revenue and gross margin decrease was principally due to lower lease fleet utilization and lower gains on sale of railcars from the lease fleet.
     Selling and administrative costs were $16.0 million for the quarter, or 6.2% of revenues, versus $20.2 million or 7.0% of revenues for the same quarter last year. The decline is principally due to cost reduction initiatives, as well as a reversal of $1.3 million in certain reserves.
Plan to Improve Liquidity, Optimize Cost Structure and Reduce Capex
     Furman continued, “Even though visibility remains limited in our markets, particularly in new railcar manufacturing, we anticipate achieving economic benefits from both external factors and internal measures during the rest of the year. Lower input costs and a more favorable product mix should help improve overall gross margins in the months ahead. Internal measures include our decision to further optimize our cost structure, improve our working capital utilization and rationalize plant utilization. Given current market conditions, we believe it is prudent to reduce the quarterly dividend to $.04 per share, from the current $.08 per share. Together, these measures should help stabilize our EBITDA margin and cash flow, reduce debt levels and increase liquidity. We will continue to manage the Company for cash flow, and limit discretionary capital expenditures and other costs which can be avoided.”

Business Outlook
     Furman added, “We believe fiscal 2009 will be a challenging year for the entire rail industry. New railcar demand industrywide is soft and forecasted to remain so for the balance of calendar 2009 and into 2010. Normal for this phase of the business cycle, some customers are seeking price concessions, and/or are reevaluating their need for railcars that have already been ordered. Nevertheless, we believe our railcar sales contracts are sound and provide adequate protection in the event of attempted cancellation or renegotiation. Similarly, we are seeking concessions from our suppliers.”
     Furman continued, “The initiatives we have taken over the last three years to improve our competitive positioning, enhance our integrated business model, and diversify our revenue and earnings base into higher margin businesses, are proving to be the correct actions. The steps we have taken are expected to continue to stabilize our overall business through the current economic downturn, while providing a strong platform for growth when the economy recovers.”
     Furman concluded, “We continue to be optimistic about the long term fundamentals of the railroad industry and especially our enhanced competitive position within the industry. In the near term, however, we will continue to scale our operations to reflect the current economic environment. To this end, we will control those things we can, which include adjusting and rationalizing production, reducing overhead and general administrative costs and capital expenditures, improving our balance sheet, and managing the Company for cash. The railroad supply industry has always been cyclical, and we are well prepared to survive this down cycle. As the economy and our segment recover we expect Greenbrier will outperform, due in part to our integrated business model.”
     Mark Rittenbaum, executive vice president and chief financial officer, said, “In addition to managing our operations, we are also focused on improving our liquidity, managing the Company for cash, paying down debt, and prudently employing invested capital. Current borrowings outstanding on our revolving credit facilities are approximately $106 million, a reduction of $40 million from November 30, 2008. Our current cash balances remain at about $19 million. This reduction in borrowings increases our current committed additional borrowing capacity to approximately $138 million.”
     Rittenbaum continued, “We are implementing more aggressive working capital management programs, with the goal of improving working capital utilization by $50 million by the end of the fiscal year. We also intend to reduce overhead and general and administrative costs in 2009 by at least $5 million on an annualized basis. This is in addition to $10 million in annualized cost reductions realized in 2008. Finally, we plan to limit our net capital expenditures for 2009 to no more than $40 million, as compared to $63 million in 2008.”
     Rittenbaum concluded, “We believe we have sufficient liquidity to meet our business needs and little exposure to near term debt rollovers, with only our European lines of credit aggregating $32 million maturing this year. Our $290 million revolving line of credit for North American operations matures in November 2011, and the first potential maturity date of any significant amounts of our notes payable is May 2013.”

About Greenbrier Companies
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 39 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 137,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry, high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 11 of Part I , Item 1a and “Forward Looking Statements” on page3 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
     The Greenbrier Companies will host a teleconference to discuss first quarter of fiscal year 2009 results. Teleconference details are as follows:
Friday, January 9, 2009
7:30 am Pacific Standard Time
Phone #: 630-395-0143, Password: “Greenbrier”
Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through January 24, 2009 at 402-220-3567.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	November 30,	August 31,
	2008	2008
Assets
Cash and cash equivalents	$18,765	$5,957
Restricted cash	524	1,231
Accounts receivable	152,733	181,857
Inventories	256,123	252,048
Assets held for sale	63,182	52,363
Equipment on operating leases	318,864	319,321
Investment in direct finance leases	8,328	8,468
Property, plant and equipment	134,060	136,506
Goodwill	192,733	200,148
Intangibles and other assets	95,747	99,061

	$1,241,059	$1,256,960

Liabilities and Stockholders’ Equity
Revolving notes	$146,323	$105,808
Accounts payable and accrued liabilities	234,541	274,322
Losses in excess of investment in de-consolidated subsidiary	15,313	15,313
Deferred income taxes	76,851	74,329
Deferred revenue	22,053	22,035
Notes payable	491,279	496,008

Minority interest	9,509	8,618

Stockholders’ equity:	245,190	260,527

	$1,241,059	$1,256,960

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	November 30,
	2008		2007
Revenue
Manufacturing		$102,717	$159,194
Refurbishment & Parts		132,279	103,889
Leasing & Services		21,133	23,295

		256,129	286,378

Cost of revenue
Manufacturing		106,923	150,565
Refurbishment & Parts		119,326	87,951
Leasing & Services		11,929	11,925

		238,178	250,441

Margin		17,951	35,937

Other costs
Selling and administrative		15,980	20,184
Interest and foreign exchange		10,846	10,419
Special charges		—	189

		26,826	30,792

Earnings (loss) before income tax, minority interest and equity in unconsolidated subsidiaries		(8,875)	5,145
Income tax benefit (expense)		4,544	(2,956)

Earnings (loss) before minority interest and equity in unconsolidated subsidiaries		(4,331)	2,189
Minority interest		568	375
Equity in earnings (loss) of unconsolidated subsidiaries		434	78

Net earnings (loss)		$(3,329)	$2,642

Basic earnings (loss) per common share:		$(0.20)	$0.16

Diluted earnings (loss) per common share:	$	(0.20)	$0.16

Weighted average common shares:
Basic		16,629	16,172
Diluted		16,629	16,198

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Three Months Ended
	November 30,
	2008	2007
Cash flows from operating activities:
Net earnings (loss)	$(3,329)	$2,642
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Deferred income taxes	2,522	2,692
Depreciation and amortization	9,556	8,256
Gain on sales of equipment	(289)	(780)
Special charges	—	189
Minority interest	(509)	(103)
Other	139	(139)
Decrease (increase) in assets:
Accounts receivable	18,845	23,564
Inventories	(15,260)	(232)
Assets held for sale	(10,883)	(8,501)
Other	469	503
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(25,347)	(30,743)
Deferred revenue	1,712	(6,118)

Net cash used in operating activities	(22,374)	(8,770)

Cash flows from investing activities:
Principal payments received under direct finance leases	105	88
Proceeds from sales of equipment	306	1,422
Investment in and net advances to unconsolidated subsidiaries	—	176
Decrease in restricted cash	433	140
Capital expenditures	(8,473)	(14,475)

Net cash used in investing activities	(7,629)	(12,649)

Cash flows from financing activities:
Changes in revolving notes	51,062	6,677
Repayments of notes payable	(4,189)	(1,331)
Investment by joint venture partner	1,400	600
Stock options and restricted stock awards exercised	1,152	783
Excess tax benefit of stock options exercised	—	51

Net cash provided by financing activities	49,425	6,780

Effect of exchange rate changes	(6,614)	516
Increase (decrease) in cash and cash equivalents	12,808	(14,123)
Cash and cash equivalents
Beginning of period	5,957	20,808

End of period	$18,765	$6,685

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA1
(In thousands, unaudited)

	Three Months Ended
	November 30,
	2008	2007
Net cash used in operating activities	$(22,374)	$(8,770)
Changes in working capital	30,464	21,716
Special charges	—	(189)
Deferred income taxes	(2,522)	(2,692)
Gain on sales of equipment	289	780
Other	(139)	139
Minority interest	509	103
Income tax expense (benefit)	(4,544)	2,956
Interest and foreign exchange	10,846	10,419

Adjusted EBITDA from operations before special charges	$12,529	$24,462

[1]	“EBITDA” (earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.
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